Exhibit 99.1

PRESS RELEASE

LAKE FOREST, IL, March 30, 2021 - Pactiv Evergreen Inc. (NASDAQ: PTVE) announced today that John Rooney, President, Beverage Merchandising, will be leaving the organization at the end of June. Mike King, CEO of Pactiv Evergreen stated, “I want to recognize and express the company’s gratitude to John Rooney for his leadership and countless contributions over his tremendous 30-year career with the organization. We wish John success in his future endeavors.” A search for a new President for the Beverage Merchandising business will be conducted.

About Pactiv Evergreen Inc.

Pactiv Evergreen Inc. is a manufacturer and distributor of fresh foodservice and food merchandising products and fresh beverage cartons in North America and certain international markets. It supplies its products to a broad and diversified mix of companies, including full service restaurants and quick service restaurants, foodservice distributors, supermarkets, grocery and healthy eating retailers, other food stores, food and beverage producers, food packers and food processors.